Exhibit 10.1

MUTUAL TERMINATION OF

BUSINESS COMBINATION AGREEMENT

This Mutual Termination of Business Combination Agreement (the “Agreement”) is made and entered into as of April 7, 2025, by and between Chain Bridge I, a Cayman Islands exempted company (“CBRG”), and Phytanix Bio, a Nevada corporation (the “Company”, and together with CBRG, the “Parties”).

WHEREAS, the Parties, CB Holdings, Inc., a Nevada corporation (“HoldCo”), CB Merger Sub 1, a Cayman Islands exempted company (the “CBRG Merger Sub”), and CB Merger Sub 2, Inc., a Nevada corporation (the “CBRG Merger Sub”), entered into that certain Business Combination Agreement, dated as of July 22, 2024 (the “Business Combination Agreement”), pursuant to which, among other things, (i) the CBRG Merger Sub will merge with and into CBRG, with CBRG as the surviving company in such merger, (ii) the Company Merger Sub will merge with and into the Company, with the Company as the surviving company in such merger, and (iii) after giving effect to such mergers, CBRG and the Company will each be a wholly-owned Subsidiary of HoldCo;

WHEREAS, pursuant to Section 7.1(a) of the Business Combination Agreement, the Business Combination Agreement may be terminated by the mutual written consent of the Parties; and

WHEREAS, the Parties have mutually agreed to terminate the Business Combination Agreement.

NOW, THEREFORE, in consideration of mutual covenants set forth herein, the Parties hereto agree as follows:

1. Definitions. All capitalized terms not otherwise defined in this Agreement shall have the definitions given such terms in the Business Combination Agreement.

2. Termination. Notwithstanding anything to the contrary in the Business Combination Agreement, effective as of the date hereof, the Business Combination shall terminate in its entirety without the need for further action and shall be of no further force and effect.

3. Final Agreement. This Agreement shall constitute the final agreement and understanding of the Parties on the subject matter hereof. This Agreement may be modified only by a further writing signed by the Parties.

4. Further Assurances. Each of the Parties hereby further covenants and agrees to execute and deliver all further documents and agreements and take all further action that may be reasonably necessary or desirable in order to enforce and effectively implement the terms and conditions of this Agreement.

5. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their heirs, legal representatives, successors and assigns.

6. Applicable Laws. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any provision of law or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York.

7. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed original and said counterparts shall constitute one and the same instrument which may be sufficiently evidenced by one counterpart. The execution and delivery of the signature page to this Agreement, including facsimile copy of the actual signature or electronic signature, by any Party hereto shall constitute the execution and delivery of this Agreement by such Party.

(Signature page follows)

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first written above.

CHAIN BRIDGE I

By:	/s/ Andrew Cohen
Name:	Andrew Cohen
Title:	Chief Executive Officer

PHYTANIX BIO

By:	/s/ Barrett Evans
Name:	Barrett Evans
Title:	Chief Executive Officer